Exhibit 5.1

Curtis, Mallet-Prevost, Colt & Mosle llp

Almaty	London
Astana	Mexico City	Attorneys and Counsellors at Law
Dubai	Milan		Telephone 212-696-6000
Frankfurt	Muscat	101 Park Avenue	Facsimile 212-697-1559
Houston	Paris	New York, New York 10178—0061	www.curtis.com
Istanbul	Washington, D.C.

September 15, 2010

NPS Pharmaceuticals, Inc.
500 Hills Dr., 3rd Floor

Bedminster, NJ 07921

Ladies and Gentlemen:

We have acted as special counsel to NPS Pharmaceuticals, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the contemplated offering (the “Offering”) by the Company of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to certain underwriters, for which Jefferies & Company, Inc. and Canaccord Genuity Inc. are acting as representatives.  The Registration Statement incorporates by reference the contents of the registration statement on Form S-3 filed by the Company with the Commission (File No. 333-159321) (the “Initial Registration Statement”), including the exhibits thereto.  The Registration Statement was filed for the purpose of increasing the shares of Common Stock that may be issued by up to a $7,915,715 aggregate initial offering price of the Common Stock (collectively, the “Additional Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined: (a) the Registration Statement; (b) the Initial Registration Statement; (c) the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), and amended and restated bylaws (the “Bylaws”), both as currently in effect; (d) a specimen certificate representing the Common Stock; and (e) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

For purposes of this opinion, we have also assumed that, in connection with the registration of the Securities, the proceedings conducted by the Company’s Board of Directors or an authorized committee thereof in connection with the authorization and issuance of the Securities to be registered and the adoption of resolutions related thereto (“Authorizing Resolutions”), will be timely and properly completed, in accordance with the Company’s Certificate of Incorporation and Bylaws and all applicable requirements of federal and Delaware laws.

Based on the foregoing, we are of the opinion that the Additional Shares will be duly authorized, validly issued, fully paid and non-assessable when: (i) specifically authorized for issuance by the Authorizing Resolutions; (ii) an appropriate prospectus supplement with respect to the Additional Shares approved by the Authorized Resolutions has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Additional Shares are to be sold pursuant to a purchase, underwriting or similar agreement (an “Underwriting Agreement”), such Underwriting Agreement has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the terms of the issuance and sale of the Additional Shares have been duly established in conformity with the Company’s Certificate of Incorporation and Bylaws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the Additional Shares have been issued and sold as contemplated by the Registration Statement; (vi) certificates, if any, representing the Additional Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof; and (vii) the Company has received the consideration for the Additional Shares provided for in the Authorizing Resolutions and the Underwriting Agreement, if applicable.

The opinion expressed herein is based upon and limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States and we express no opinion with respect to any other laws, including, without limitation, the laws of any other jurisdiction or any state or other political subdivision thereof or, laws, rules and regulations relating to state securities or “blue sky” laws.

In addition to the qualifications set forth above, the foregoing opinions are subject to the following exceptions, limitations and qualifications:

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1.               Any opinion stated herein relating to the validity and binding nature of obligations of the Company is subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

2.               Our opinions set forth in this opinion letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein with respect to any changes in such facts or laws that may come to our attention after the delivery of this opinion letter

3.               We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable, assumptions which we have not independently verified.

It is understood that this opinion is to be used only in connection with the offer and sale of the Additional Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  By giving of this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP

Curtis, Mallet-Prevost, Colt & Mosle LLP